Exhibit 99.4

International Rectifier Provides Update on Filing of 2008 10-K

EL SEGUNDO, Calif.—(BUSINESS WIRE)—August 29, 2008— International Rectifier Corporation (NYSE:IRF) today filed a Form 12b-25 with the Securities and Exchange Commission notifying the SEC of a delay in the filing of its Annual Report on Form 10-K for 2008.  The Company continues to use diligent efforts regarding the preparation of the 2008 Annual Report but can give no assurance that the 2008 Annual Report can be completed in time for filing with the SEC before the expiration of the fifteen-day extension period under SEC Rule 12b-25 on September 12, 2008.  As stated in the filing, the effort involved in preparing and filing previously delinquent reports has delayed the Company’s 2008 fiscal year-end closing schedule and preparation of its financial statements, and thus delaying the examination and audit by its independent registered public accounting firm.  In its filing today, International Rectifier also provided certain preliminary financial information.  International Rectifier does not expect to report further on this process other than possibly to provide an update as to the timing of the filing of the 2008 Annual Report.

A copy of the Company’s August 29, 2008 Form 12b-25 is available at the Company’s website at http://investor.irf.com.

The Company currently intends to host a conference call to discuss the results, current progress of management’s recently disclosed turnaround strategy and current business conditions following the filing of the 2008 Annual Report with the SEC.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

Media

Graham Robertson

310.529.0321